(a)(6)
ARTICLES SUPPLEMENTARY
OF
KINETICS MUTUAL FUNDS, INC.

KINETICS MUTUAL FUNDS, INC., a Maryland corporation having its principal office in the City of Baltimore, Maryland and registered as an open-end investment company under the Investment Company Act of 1940, as amended (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  Pursuant to Section 2-208 of the Maryland General Corporation Law and under the authority of the Board of Directors contained in the Charter of the Corporation, the Board of Directors of the Corporation has classified eighty million (80,000,000) shares of the Corporation’s authorized shares of Common Stock, of the par value of $.001 per share, pursuant to the following resolutions adopted at a regular meeting of the Board of Directors of the Corporation held on September 10, 2007:

RESOLVED, that pursuant to Article SIXTH of the Corporation’s Articles of Amendment and Restatement, eighty million (80,000,000) unclassified and unissued shares of the Corporation’s authorized Common Stock are hereby classified as follows:

Classification	Number of Shares Authorized

The Multi-Disciplinary Fund Series:
No Load Class	20,000,000
Advisor Class A	20,000,000
Advisor Class C	20,000,000
Institutional Class	20,000,000 80,000,000

FURTHER RESOLVED, that each share of Common Stock of The Multi-Disciplinary Fund Series shall have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as set forth in Section (6) of Article SIXTH of the Articles of Amendment and Restatement with respect to Series of Common Stock and as otherwise set forth in the Articles of Amendment and Restatement with respect to Common Stock of the Corporation generally;

FURTHER RESOLVED, that each No Load Class share, Advisor Class A share, Advisor Class C share and Institutional Class share of Common Stock of The Multi-
Disciplinary Fund Series shall have the identical preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as each other share of Common Stock of such Series, provided that:

a.
Such preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption may differ among the Classes of such Series as set forth in Section (8) of Article SIXTH of the Corporation’s Articles of Amendment and Restatement; and

b.
The Corporation shall, to the extent permitted by applicable law, have the right at any time at its option, to redeem the Institutional Class shares of such Series owned by any holder thereof if the value of such Institutional Class shares of such Series in the account maintained by the Corporation or its transfer agent for such holder is less than one hundred thousand dollars ($100,000.00) (or such larger or smaller amount as may be determined by the Board of Directors of the Corporation from time to time and reflected in the registration statement relating to such Institutional Class shares of such Series of the Corporation); provided, however, that each such holder shall be notified that the value of his or her account is less than one hundred thousand dollars ($100,000.00) (or such other amount) and allowed at least thirty (30) days to make additional purchases of Institutional Class shares before such redemption is processed by the Corporation.

SECOND:  These Articles Supplementary do not increase the authorized capital stock of the Corporation or the aggregate par value thereof.

IN WITNESS WHEREOF, KINETICS MUTUAL FUNDS, INC. has caused these presents to be signed in its name and on its behalf by its President and witnessed by its Assistant Secretary as of this 9th day of November, 2007.

KINETICS MUTUAL FUNDS, INC.

By: /s/Peter B. Doyle
      Peter B. Doyle
      President

Witness:

/s/Jay Kesslen
Jay Kesslen
Assistant Secretary

CERTIFICATE

THE UNDERSIGNED, President of KINETICS MUTUAL FUNDS, INC., who executed on behalf of said Corporation the attached Articles Supplementary of said Corporation, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said Corporation, the attached Articles Supplementary to be the corporate act of said Corporation, and certifies that to the best of his knowledge, information and belief the matters and facts set forth in the attached Articles Supplementary with respect to authorization and approval are true in all material respects, under the penalties for perjury.

/s/Peter B. Doyle
Dated: November 9, 2007	Peter B. Doyle
President